QRONS APPOINTS VETERAN U.S. BASED BIOTECH
EXECUTIVE DR. JOHN N. BONFIGLIO TO LEAD IND
AND CAPITAL MARKETS RELATED ACTIVITIES

June 27, 2019 NEW YORK, NY. (GLOBE NEWSWIRE) – VIA NEWMEDIAWIRE. Qrons Inc. (OTC: QRON), an emerging biotechnology company developing advanced stem cell-synthetic hydrogel-based solutions for the treatment of traumatic brain injuries ("TBIs"), including concussions and penetrating injuries, announced today the appointment of John N. Bonfiglio, PhD, MBA as its Chief Operating Officer.
Dr. Bonfiglio's primary responsibility will be to oversee all investigational new drug("IND") activities in the United States in coordination with Qrons' Israeli-based scientific team. Qrons' goal is to accelerate the IND process in preparation for human clinical trials. The hiring of Dr. Bonfiglio represents another step in the Company's strategy to strengthen its U.S. operations as it continues its regulatory approval efforts for its IND.
"I am pleased to be joining the team at Qrons. Traumatic brain injuries are a problem that is just now being recognized as a long-term chronic condition and for which there are currently no approved treatments. I believe that Qrons' animal studies using state-of-the-art technology are very encouraging", stated Dr. Bonfiglio.
Dr. Bonfiglio has held various C-suite positions with U.S. publicly traded biotech companies and he will actively assist the Company in expanding its U.S capital market activities. Dr. Bonfiglio received his BS in chemistry from State University of New York at Stony Brook, a master's degree and PhD in synthetic organic chemistry from University of California at San Diego and an MBA from Pepperdine University.

Jonah Meer, Qrons' Chief Executive Officer, commented' "With Dr. Bonfiglio's appointment, we believe we now have in place in the U.S. the capability to obtain an IND for our QS100™ and QS 200™ product candidates, as well as other product candidates being developed in Israel. His experience in doing so is further augmented by his capabilities in dealing with the capital markets. The entire Qrons team is excited with John's appointment."

About Qrons Inc.
Headquartered in New York City, the Company is a publicly traded emerging biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries and concussion. The Company has two product candidates for treating TBIs, both integrating proprietary, modified mesenchymal stem cells (MSCs) and smart synthetic material, QS100™ an injury specific, 3D printable, implantable MSCs-synthetic hydrogel, to treat penetrating brain injuries and QS200™ an injectable MSCs-synthetic hydrogel for the treatment of diffused injuries commonly referred to as concussions. The Company entered into a license and research funding agreement ("License Agreement") and related service agreements with Ariel Scientific Innovations Ltd. a wholly owned subsidiary of Ariel University, based in Ariel, Israel. In consideration for payments under the License Agreement, the Company received an exclusive worldwide royalty-bearing license in Ariel patents and know-how to develop and commercialize products for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding. The Company entered into a Sponsored Research Agreement with Dartmouth College funding further research with Professor Chenfeng Ke and his team in the Chemistry Department, aiming to develop innovative 3D printable, biocompatible advanced materials. The Company is negotiating, a worldwide, royalty-bearing, exclusive license with Dartmouth for Professor Ke's 3D printable materials in the field of human and animal health. Please visit http://www.qrons.com.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.
Contact:

Qrons Inc.
Jonah Meer
Chief Executive Officer
 212-945-2080